LICENSE AGREEMENT

         This Agreement, made at Hartford, Connecticut, this 2nd day of March , 1973, by and between Aetna Life Insurance Company, a Connecticut corporation with a principal place of business at Hartford, Connecticut ("Aetna"), and Aetna Income Shares, Inc. (the "Fund"), a Maryland corporation with a principal place of business at Hartford, Connecticut, WITNESSETH:

         WHEREAS, Aetna Life Insurance Company and its affiliates have for many years been engaged in life insurance and other forms of the insurance business and related financial services, and the name " Aetna " has become associated with the high quality of insurance and financial services provided by Aetna and its affiliates;

         WHEREAS, Aetna is the owner of a service mark registered on the Principal Register in the United States Patent Office and identifiable by United States Patent Office Number 822,577, Serial Number 232,049, Class 102, which has become a universal symbol of the high quality of services provided by Aetna and its affiliated companies, herein referred to as the Aetna Logo;

         WHEREAS, the Fund anticipates that it will enter into a contract with Aetna Investment Management, Inc. (the "Management Company") whereby the Management Company will manage the investment portfolio of the Fund;

         WHEREAS, the Fund plans to enter into a sales contract with Aetna Financial Services, Inc. (the "Sales Company") to sell Fund shares to the general public;

         WHEREAS, the Management Company and the Sales Company are, like Aetna, wholly owned subsidiaries of Aetna Life and Casualty Company having principal places of business at Hartford, Connecticut, and by reason of this relationship Aetna is concerned with the growth and development of the Management Company and the Sales Company, and therefore of the Fund; and

         WHEREAS, the Fund desires a license to use the name "Aetna Income Shares, Inc." and the Aetna Logo in connection with the promotion, advertisement and sale of its shares to the public;

         NOW, THEREFORE, in consideration of the corporate interrrelations and the common interests and objectives of Aetna, the Management Company, and the Sales Company which may be derived from the growth and development of the Fund, and for other good and valuable consideration, the receipt whereof is hereby acknowledged, Aetna hereby grants to the Fund a non-exclusive license to use the name of "Aetna Income Shares, Inc." and the Aetna Logo throughout the world in connection with the business of the Fund, provided, however, that Aetna reserves the right to withdraw the license herein granted in the event that the Fund's investment portfolio shall cease to be managed by the Management Company or some other corporation controlling, controlled by, or under common control with Aetna. The use by the Fund of its

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name and the Aetna Logo shall in no way prevent Aetna or any corporation controlling, controlled by or under common control with it or its successors or assigns from using, or permitting the use of, the name "Aetna" alone or in conjunction with any other word or words and the Aetna Logo for, by or in connection with any other entity or business whether or not the same directly or indirectly competes with or conflicts with the Fund or its business in any manner.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals at Hartford, Connecticut, this 2nd day of March , 1973.

                                  AETNA LIFE INSURANCE COMPANY


                                  By      /s/ H. A. Moreen
                                          -----------------------------------
                                          Howard A. Moreen
                                          Senior Vice President and Secretary



                                  AETNA INCOME SHARES, INC.


                                  By      /s/ Donald G. Conrad
                                          -----------------------------------
                                          Donald G. Conrad
                                          Vice President